UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2008

TIMBERJACK SPORTING SUPPLIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52352	20-3336507
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Paragon Capital LP 110 East 59th Street, 29th Fl New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 593-1600

6955 North Durango
Suite 1115-381
Las Vegas, Nevada
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed in Item 3.02 below, upon the consummation of Tranche II (as defined below), Ted D. Campbell II, the then sole officer and director of Timberjack Sporting Supplies, Inc. (“Timberjack”), resigned effectively immediately and Alan P. Donenfeld, was appointed as the President, Chief Executive Officer and the sole director of Timberjack effective immediately.

Item 3.02   Unregistered Sales of Equity Securities.

On November 19, 2008, pursuant to a Subscription Agreement dated September 15, 2008 between Timberjack and Paragon Capital LP (“Paragon”), Paragon purchased an additional 300,000,000 shares of common stock of Timberjack for an aggregate purchase price of $225,000, resulting in Paragon owning an aggregate of 400,000,000 shares of common stock of Timberland and representing 95.01% of the issued and outstanding common stock of Timberjack.  Mr. Donenfeld has sole voting and dispositive control of Paragon.  The shares were issued upon the exemptions from the registration requirements of the Securities Act of 1933, as amended, afforded Timberjack under Section 4(2) promulgated thereunder due to the fact that the issuance did not involve a public offering of securities.  The net proceeds of the sale will be used for working capital purposes.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description:
10.1	Subscription Agreement, dated September 15, 2008, between Timberjack Sporting Supplies, Inc. and Paragon Capital LP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 20, 2008		TIMBERJACK SPORTING SUPPLIES, INC. INC.

	By:	/s/ ALAN P. DONENFELD
Alan P. Donenfeld President, Chief Executive Officer and Director (Principal Executive Officer)